Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 7, 2012

The Royal Bank of Scotland Group plc
RBS Gogarburn PO Box 1000
Edinburgh EH12 1HQ
Scotland
United Kingdom

Ladies and Gentlemen:

The Royal Bank of Scotland Group plc, a public limited company incorporated and registered in Scotland (the “Company”), has filed a registration statement on Form F-3, File No. 333-162219 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Series A Senior Notes, among other securities (the “Shelf Securities”) to be issued from time to time by the Company.  The Shelf Securities include the notes identified in Annex A attached hereto (the “Notes”).  The Notes have been issued, or are to be issued, pursuant to the Amended and Restated Indenture dated as of September 13, 2011 among the Company and The Bank of New York Mellon, acting through its London Branch (the “Trustee”) and the First Supplemental Indenture dated as of September 13, 2011 between the Company and the Trustee (such Amended and Restated Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”).

We, as your special United States counsel, have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that in our opinion the Notes, when executed and authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment therefor, will be valid and binding obligations of the Issuer entitled to the benefits of the Indenture, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special counsel in Scotland for the Company, dated

The Royal Bank of Scotland Group plc	2	September 7, 2012

September 7, 2012, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

In rendering the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee, and that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Indenture is a valid, binding and enforceable agreement of the Trustee.

We hereby consent to the incorporation by reference of this opinion into the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in the pricing supplement relating to the Notes, which forms a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP

The Royal Bank of Scotland Group plc	3	September 7, 2012

Annex A

Title of Securities	Date of Final Pricing Supplement	Aggregate Offering Amount	CUSIP
Retail Corporate Notes due September 15, 2017	September 4, 2012	$3,715,000.00	78012DAR4
Retail Corporate Notes due September 15, 2019	September 4, 2012	$1,877,000.00	78012DAS2